JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Cross Border Resources, Inc., a Nevada corporation (“Cross Border” or the “Company”);

WHEREAS, Red Mountain Resources, Inc. (“RMR”), its wholly owned subsidiary, Black Rock Capital, Inc. (“Black Rock” and together with RMR, “Red Mountain,”) Alan W. Barksdale, Paul N. Vassilakos, Richard Y. Roberts, Lynden B. Rose, Randell K. Ford and William F. Miller, III wish to form a group in connection with a written consent solicitation to solicit proxies or written consents to (i) amend Article IV, Section 15 of Cross Border’s Bylaws (the “Bylaws”) to provide that stockholders have the ability to fix the size of the Company’s Board of Directors (the “Board”) and to increase the size of the Board to eleven directors (the “Board Size Proposal”); (ii) amend Article IV, Section 18 of the Bylaws to allow newly created directorships resulting from an increase in the size of the Board to be filled by a vote of the stockholders (the “Vacancy Proposal”); (iii) subject to approval of the Board Size Proposal and the Vacancy Proposal, elect each of Alan W. Barksdale, Paul N. Vassilakos, Richard Y. Roberts, Lynden B. Rose, Randell K. Ford and William F. Miller, III (each, a “Nominee” and collectively, the “Nominees”) to serve as a director of Cross Border (or, if any such Nominee is unable or unwilling to serve as a director of Cross Border, any other person designated as a Nominee by Red Mountain); (iv) repeal the amendments to the Bylaws adopted by the Board on November 14, 2011 which added Article XIII – Acquisition of a Controlling Interest; (v) remove the power of the Board to amend the Bylaws prior to the next annual meeting of stockholders and repeal any provision of the Bylaws adopted by the Board in effect at the time this proposal becomes effective that was not included in the Bylaws as of the date of the initial filing of this Consent Solicitation on February 21, 2012 with the Securities and Exchange Commission (collectively the proposals listed in (i) through (v), the “Proposals”) and (vi) for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 21st day of February 2012 by the parties hereto:

1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. Red Mountain or its representatives shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 24 hours prior to the filing or submission thereof.

2. So long as this agreement is in effect, each of the undersigned shall provide written notice to each of Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) and Graubard Miller (“Graubard”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3. Each of the undersigned agrees to form the Group for the purpose of (i) soliciting written consents or proxies in favor of the Proposals and (ii) taking all other action necessary or advisable to achieve the foregoing.

4. RMR and Black Rock shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agree to pay directly all such pre-approved expenses on a pro rata basis between RMR and Black Rock based on the number of Shares in the aggregate beneficially owned by each of RMR and Black Rock on the date hereof.

5. Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by Red Mountain, or its representatives, which approval shall not be unreasonably withheld.

6. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9. Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steven Wolosky at Olshan, Fax No. (212) 451-2222 and Jeffrey M. Gallant at Graubard, Fax No. (212) 818-8881.

10. Each party acknowledges that Olshan and Graubard shall act as counsel for both the Group and Red Mountain and its affiliates relating to their investment in the Company.

11. Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RED MOUNTAIN RESOURCES, INC.

By:	/s/ Alan W. Barksdale
	Name:	Alan W. Barksdale, CEO
	Title:	Chief Executive Officer

BLACK ROCK CAPITAL, INC.

By:	/s/ Alan W. Barksdale
	Name:	Alan W. Barksdale
	Title:	President

/s/ Alan W. Barksdale
Alan W. Barksdale

/s/ Paul N. Vassilakos
Paul N. Vassilakos

/s/ Richard Y. Roberts
Richard Y. Roberts

/s/ Lynden B. Rose
Lynden B. Rose

/s/ Randell K. Ford
Randell K. Ford

/s/ William F. Miller, III
William F. Miller, III